Exhibit 10.1

August 24, 2011

Dear Phil:

The Board of Directors (the “Board”) of Emdeon Inc. (the “Company”) accepts your resignation from the Board, to be effective as of August 24, 2011 (the “Resignation Date”). We thank you for your service on the Board and your contributions to the Company.

In connection with your resignation and in recognition of your contributions to the Company, and subject to your consent, the Board has elected to make certain amendments to your outstanding options (the “Options”) to acquire shares of Class A common stock of the Company, par value $0.00001 per share (“Class A Common Stock”) and restricted share units (the “Restricted Share Units”) conveying the right to receive shares of Class A Common Stock, in each case issued under the Emdeon Inc. 2009 Equity Incentive Plan (as amended, the “Equity Plan”) pursuant to the terms of your Award Agreements (as defined in the Equity Plan). Specifically, (i) all 10,000 of your Options granted on August 11, 2009 will be fully vested and exercisable as of the Resignation Date and (ii) the “Restricted Period” applicable to your 5,685 Restricted Share Units granted on May 25, 2011 will lapse in full as of the Resignation Date and shares of Class A Common Stock will be issued to you on such date in full satisfaction of your Restricted Share Units.

Furthermore, in light of the contemplated merger of the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2011, by and among the Company, Beagle Parent Corp., a Delaware Corporation (“Parent”), and Beagle Acquisition Corp., a Delaware Corporation and a wholly-owned subsidiary of Parent (the “Merger Agreement”), the Board has elected to extend until the six month anniversary of the Resignation Date the period during which you may exercise your Options, subject to earlier termination in accordance with the Merger Agreement.

Please confirm your consent to these amendments to your Options and Restricted Share Units by signing below and returning a copy of this letter to me as soon as possible.

We wish you success in your future endeavors.

Sincerely,

/s/ Gregory T. Stevens Gregory T. Stevens Executive Vice President and General Counsel

Acknowledged and Agreed:	/s/ Philip M. Pead
Philip M. Pead